DLH REPORTS SECOND QUARTER FISCAL YEAR 2015 RESULTS

•	Revenues increased 7.8% over prior year second quarter

•	Gross margin improved by 24.1% compared to the prior year second quarter

•	Adjusted EBITDA increased 83.3% over prior year second quarter

•	Current results include a non-cash, non-operating charge of $0.6 million ($0.06 fully diluted for the 3- and 6-months periods) in connection with settlement of retroactive payment claim

•	Management to conduct conference call/webcast today, May 7, 2015, at 11:00 a.m. EST

Atlanta, Georgia – May 7, 2015 – DLH Holdings Corp. (NASDAQ: DLHC), a leading provider of innovative healthcare services and solutions to Federal agencies, announces financial results for its second quarter ended March 31, 2015.

Financial Highlights

	Three Months Ended		Six Months Ended
	March 31,		March 31,
($ in thousands, except per share amounts)	2015	2014	2015	2014
Revenue	$15,893	$14,745	$31,575	$29,222
Gross margin	$2,730	$2,199	$5,263	$4,311
Gross margin %	17.2%	14.9%	16.7%	14.8%
Income from operations	$515	$225	$774	$291
Net income (loss)	$(82)	$197	$52	$330
Income per share basic and diluted	$(0.01)	$0.02	$0.01	$0.03
Other Data
EBITDA adjusted for other non-cash charges	$605	$330	$1,161	$638

Management Discussion

"We are very pleased with our operating performance this quarter, with improvement in all key metrics compared to the prior year period," stated DLH President and Chief Executive Officer Zach Parker. “We believe that our delivery of productivity based, cost effective solutions resonates with our customers’ requirements, now more than ever given the growing healthcare needs of their beneficiaries. We continue to have a strong backlog and have qualified a robust pipeline of new business opportunities, principally in healthcare, with emphasis on telehealth and pharmacy operations management. Delivering strong financial performance and value continues to be our primary focus."

Results for Three Months Ended March 31, 2015

Revenues were $15.9 million, an increase of $1.1 million or 7.8% over prior year second quarter. The increase in revenue is due primarily to contracts awarded in 2014 and expansion of existing contracts.

Gross margin of $2.7 million increased by $0.5 million, or 24.1%, over prior year second quarter. As a percentage of revenue, our gross margin rate of 17.2% improved by 2.3% over prior year second quarter. Favorable margin results are attributable to improved contract performance and higher margins on new business.

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. G&A expenses were $2.2 million, an increase of $0.2 million over prior year second quarter, due principally to planned expenses related to managing and growing our contract base. As a percent of revenue, G&A expenses increased by 0.6% over prior year second quarter, and were within anticipated levels required to manage and grow our contract base.

Income from operations was approximately $0.5 million, an increase of approximately $0.3 million over prior year second quarter due to improved gross margin, offset by increased G&A expenses as described above.

Other expense of approximately $0.7 million was principally due to the settlement of the retroactive payment claim and represents a variance of approximately $(0.6) million over the prior year period. As a result of the closure of this issue, as a part of our reporting for the quarter ended March 31, 2015, we have removed the accruals of estimated revenue and expense which were recorded in the year ended September 30, 2008. The net expense related to this issue is non-cash and not related to income from current operations.

Net loss was approximately $(0.1) million or $(0.01) per basic and diluted share, compared to net income of $0.2 million or $0.02 per basic and diluted share in the prior year period due principally to the other expense in fiscal year 2015 second quarter. Excluding the non-cash, non-operating charge of $0.6 million related to the settlement of the retroactive payment claim, fiscal year 2015 second quarter generated net income of $0.5 million or $0.05 per basic and diluted share, compared to net income of $0.2 million or $0.02 per basic and diluted share in the prior year period.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”(1)) for the second quarter ended March 31, 2015 was approximately $0.6 million, an increase of approximately $0.3 million, or 83.3%, over the prior year second quarter. This increase is due principally to increased revenue and gross margin.

Results for Six Months Ended March 31, 2015

Revenues for the six months ended March 31, 2015 was $31.6 million, an increase of $2.4 million or 8.1% over prior year period. The increase in revenue is due primarily to contracts awarded in 2014 and expansion of existing contracts.

Gross margin for the six months ended March 31, 2015 was approximately $5.3 million, an increase of $1.0 million, or 22.1%, over prior year. As a percentage of revenue, our gross margin rate of 16.7% for the six months ended March 31, 2015 improved by 1.9% over prior year period. Favorable margin results are due principally to improved contract performance and higher margins on new business.

General and administrative (“G&A”) expenses primarily relate to functions such as operations overhead, corporate management, legal, finance, accounting, contracts administration, human resources, management information systems, and business development. G&A expenses for the six months ended March 31, 2015 were approximately $4.4 million, an increase of $0.5 million over prior year period, due principally to planned expenses related to managing and growing our contract base. As a percent of revenue, G&A expenses increased by 0.5% over prior year period, and were within planned levels required to manage and grow our contract base.

Income from operations for the six months ended March 31, 2015 was approximately $0.8 million, an increase of approximately $0.5 million over the prior year period due to improved gross margin of $1.0 million offset by $0.5 million increased G&A expenses as described above.

Other expense of approximately $0.7 million was principally due to the settlement of the retroactive payment claim and represents a variance of approximately $(0.7) million over the prior year period. As a result of the closure of this issue, as a part of our reporting for the quarter ended March 31, 2015, we have removed the accruals of estimated revenue and expense which were recorded in the year ended September 30, 2008. The net expense related to this issue is non-cash and not related to income from current operations.

Net income for the six months ended March 31, 2015 was approximately $0.1 million, or $0.01 per basic and diluted share, compared to $0.3 million or $0.03 per basic and diluted share in the prior year period, due principally to the other expense in fiscal year 2015 second quarter. Excluding the non-cash, non-operating charge of $0.6 million related to the settlement of the retroactive payment claim, the six months ended March 31, 2015 generated net income of $0.7 million or $0.07 per basic and diluted share, compared to net income of $0.3 million or $0.03 per basic and diluted share in the prior year period.

Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges for the current six months ended March 31, 2015 was approximately $1.2 million, an increase of approximately $0.5 million over the prior year six months period. This increase is due principally to increased revenue and gross margin as described in the preceding paragraphs.

Kathryn JohnBull, DLH Chief Financial Officer, remarked on the quarter's financial results: "Our second quarter and year to date results continued our trend of improving our key metrics, as we delivered growth in revenue, gross margin, and adjusted EBITDA compared to the prior year periods. We continue to generate strong operating cash flow and plan to repurchase shares of our stock as opportunities present themselves."

Reconciliation of Adjusted EBITDA (a non-GAAP financial measure) to net income (loss)

(1)  We use Earnings Before Interest Tax Depreciation and Amortization (“EBITDA”) adjusted for other non-cash charges (“Adjusted EBITDA”), as a supplemental non-GAAP measure of our performance. We define Adjusted EBITDA as net income plus (i) interest and other expenses, net, (ii) provision for or benefit from income taxes, if any, (iii) depreciation and amortization, and (iv) G&A expenses — equity grants. This non-GAAP measure of our performance is used by management to conduct and evaluate its business during its regular review of operating results for the periods presented. Management and the Company’s Board utilize this non-GAAP measure to make decisions about the use of the Company’s resources, analyze performance between periods, develop internal projections and measure management performance. We believe that this non-GAAP measure is useful to investors in evaluating the Company’s ongoing operating and financial results and understanding how such results compare with the Company’s historical performance. By providing this non-GAAP measure, as a supplement to GAAP information, we believe we are enhancing investors’ understanding of our business and our results of operations. This non-GAAP financial measure is limited in its usefulness and should be considered in addition to, and not in lieu of, US GAAP financial measures. Further, this non-GAAP measure may be unique to the Company, as it may be different from the definition of non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA with net income is as follows, shown in dollars in thousands:

	Three Months Ended		Six Months Ended
	March 31,		March 31,
($ in thousands)	2015	2014	2015	2014
Net income (loss)	$(82)	$197	$52	$330
(i) Interest and other (income) expenses (net)	651	28	687	(40)
(ii) Provision for taxes	(54)	—	35	—
(iii) Depreciation and amortization	18	27	41	53
(iv) G&A expenses - equity grants	72	78	346	295
EBITDA adjusted for other non-cash charges	$605	$330	$1,161	$638

Conference Call and Webcast Details

Interested parties may participate in the conference call by dialing into the conference call line at 1-866-270-6057; international callers dial 1-617-213-8891 (passcode 69897099) approximately five to 10 minutes prior to the call. The conference call will also be available on replay starting at 3:00 PM ET on May 7, 2015 and ending on May 14, 2015 at 11:59 PM ET. For the replay, please dial 1-888-286-8010 (passcode 25928763) or 1-617-801-6888 for international callers.

About DLH

DLH Holdings Corp. (Nasdaq: DLHC) serves clients throughout the United States as a technical services provider to the Federal government in health and logistics. Headquartered in Atlanta, GA the company was named as a Top 100 Public Company by Georgia Trend, and is a member of the National Defense Industrial Association. DLH has over 1,200 employees working in 25 states throughout the country.  For more information, visit the corporate web site at www.dlhcorp.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or DLH`s future financial performance. Any statements that are not statements of historical fact (including without limitation statements to the effect that the Company or its management "believes", "expects", "anticipates", "plans", “intends” and similar expressions) should be considered forward looking statements that involve risks and uncertainties which could cause actual events or DLH`s actual results to differ materially from those indicated by the forward-looking statements. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2014. The forward-looking statements contained in this press release are made as of the date hereof and may become outdated over time. The Company does not assume any responsibility for updating forward-looking statements.

TABLES TO FOLLOW
DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands except per share amounts)

	(unaudited)		(unaudited)
	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2015	2014	2015	2014
Revenue	$15,893	$14,745	$31,575	$29,222
Direct expenses	13,163	12,546	26,312	24,911
Gross margin	2,730	2,199	5,263	4,311
General and administrative expenses	2,197	1,947	4,448	3,967
Depreciation and amortization	18	27	41	53
Income from operations	515	225	774	291
Other income (expense), net	(651)	(28)	(687)	39
Income (loss) before income taxes	(136)	197	87	330
Income tax expense (benefit)	(54)	—	35	—
Net income (loss)	$(82)	$197	$52	$330

Net income(loss) per share, basic and diluted	$(0.01)	$0.02	$0.01	$0.03
Weighted average common shares outstanding
Basic	9,588	9,603	9,595	9,548
Diluted	9,588	9,786	10,007	9,651

DLH HOLDINGS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands except par value of shares)

	(unaudited)
	March 31, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$4,222	$3,908
Accounts receivable, net	3,231	12,372
Deferred taxes, net	84	84
Other current assets:	489	510
Total current assets	8,026	16,874
Equipment and improvements, net	120	63
Deferred taxes, net	4,478	4,513
Goodwill	8,595	8,595
Other long-term assets	17	27
Total assets	$21,236	$30,072
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued payroll	2,824	11,465
Accounts payable, accrued expenses, and other current liabilities	4,332	4,746
Total current liabilities	7,156	16,211
Other long term liabilities	11	15
Total liabilities	7,167	16,226
Commitments and contingencies
Shareholders' equity:
Preferred stock, $.10 par value; authorized 5,000 shares, none issued and outstanding	—	—
Common stock, $.001 par value; authorized 40,000 shares; issued 9,554 at March 31, 2015 and 9,568 at September 30, 2014; outstanding 9,554 at March 31, 2015 and 9,566 at September 30, 2014	10	10
Additional paid-in capital	76,251	76,083
Accumulated deficit	(62,192)	(62,244)
Treasury stock, 0 shares at cost at March 31, 2015 and 3 shares at cost at September 30, 2014	—	(3)
Total shareholders’ equity	14,069	13,846
Total liabilities and shareholders' equity	$21,236	$30,072

CONTACTS:

Zachary C. Parker, President and Chief Executive Officer
Kathryn M. JohnBull, Chief Financial Officer
DLH
1776 Peachtree Street, NW
Atlanta, GA 30309
866-952-1647
Email: investorrelations@dlhcorp.com
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